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                                                                     EXHIBIT 4.1

                    AMENDMENT TO THE BY-LAWS OF HARDINGE INC.

                                DATED MAY 1, 2001


      Effective May 1, 2001, the first sentence of Article III, Section 3. of the By-Laws of Hardinge Inc. was amended to read:

   " THE NUMBER OF DIRECTORS CONSTITUTING THE ENTIRE BOARD SHALL BE NINE (9)."